
DHANOA MINERALS LTD.
102P
092M
092N
092O
092P
082M
British Columbia
Kamloops
082L
102I
092L
092K
092J
092I
Merritt
Vancouver Island
Courtenay
PROPERTY
092E
092F
092H
082E
North Vancouver
New Westminster
Burnaby
Parksville
Port Alberni
Nanaimo
Langley
Surrey
Abbotsford
White Rock
Duncan
092C
Victoria
Colwood
Scale 1:3500000

Figure 1.
Location Map